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                                                                 EXHIBIT 12.1



                     HARVARD INDUSTRIES  INC.
      COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND
                   DIVIDENDS ON PREFERRED STOCK
                    (In thousands of dollars)
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
                                                           Three months ended        Six months ended
                                                                 March 31,               March 31,
                                                           ---------------------   ----------------------
                                                               1996        1995        1996        1995
                                                           ----------  ----------  ----------  ----------
Pre-tax income (loss)..................................... $  (20,413) $    9,654  $  (21,237) $   13,900
Add: Fixed charges........................................     10,545       4,210      20,829       8,081
                                                           ----------  ----------  ----------  ----------
Income as adjusted........................................ $   (9,868) $   13,864  $     (408) $   21,981
                                                           ==========  ==========  ==========  ==========
Fixed charges:
    Interest on indebtedness.............................. $   10,311  $    4,054  $   20,361  $    7,769
    Portion of rents representative of the interest factor        234         156         468         312
                                                           ----------  ----------  ----------  ----------
    Fixed charges.........................................     10,545       4,210      20,829       8,081
Dividends on preferred stock and accretion................      3,712       3,766       7,422       7,533
                                                           ----------  ----------  ----------  ----------
Fixed charges and dividends on preferred stock............ $   14,257  $    7,976  $   28,251  $   15,614
                                                           ==========  ==========  ==========  ==========
Ratio of earnings over fixed charges and dividends
    on preferred stock ...................................                   1.74 x                  1.41 x
                                                                       ==========              ==========
Deficiency of earnings over fixed charges  and
    dividends on preferred stock.......................... $  (24,125)             $  (28,659)
                                                           ==========              ==========
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